Exhibit 99.1

FOR RELEASE:	October 29, 2020

Mark A. Jeffries

Executive Vice President

Chief Financial Officer

Office: 910-892-7080 and Direct: 910-897-3603

markj@SelectBank.com

SelectBank.com

SELECT BANCORP REPORTS

THIRD QUARTER 2020 EARNINGS

DUNN, NC . . . Select Bancorp, Inc. (NASDAQ: SLCT) (the “Company”), the holding company for Select Bank & Trust Company, today reported net income for the quarter ended September 30, 2020 of $2.5 million with basic and diluted earnings per share of $0.14, compared to net income of $3.2 million with basic and diluted earnings per share of $0.17 for the comparative quarter ended September 30, 2019. The decrease in net income in the third quarter of 2020 compared to the third quarter of 2019 was primarily attributable to a provision for loan losses of $1.6 million compared to a provision for loan losses of $231,000 for the same period in 2019. The increase in the provision for loan losses was primarily due to a specific reserve, loan growth and factors associated with the economic impact of the COVID-19 pandemic.

Total assets, deposits, and gross loans for the Company as of September 30, 2020 were $1.8 billion, $1.5 billion, and $1.3 billion, respectively, compared to total assets of $1.3 billion, total deposits of $987.7 million, and total loans of $1 billion as of the same date in 2019.

Comments of the Chief Executive Officer and Other Matters

William Hedgepeth, President and Chief Executive Officer, stated regarding the 3rd quarter of 2020, “We had a solid third quarter in spite of the impact of the COVID-19 pandemic upon our company and earnings. In the last three quarters, we have been preparing for a ‘worst-case scenario’ should the pandemic linger and have a lasting impact on the economy that stretches beyond months or years. Although the bank, our customers and employees have learned to navigate the current state of affairs, there is still much uncertainty that lies ahead. We believe we are well-positioned and prepared to assist our customers further should that be required, with measures such as additional loan deferrals and the waiving of certain fees. Our capital, liquidity and asset quality are all strong and should enable us to overcome many challenges we may face until we emerge from this pandemic. We continue to realize efficiencies and improve our processes as we move forward. Our three newest branches in the western part of North Carolina (Franklin, Highlands, and Sylva) are integrating well and have become a great part of our branch network. We are so proud of the western North Carolina branch team members’ efforts over the past few months. Albeit challenging in this environment, they have done a fantastic job maintaining customer relationships and growing those markets.”

Other matters of interest to shareholders are:

•	The Company announced on October 2, 2020 a stock repurchase plan authorizing the repurchase of up to 875,000 outstanding shares of common stock.
•	Organic deposit growth was approximately $134.0 million in the third quarter of 2020.
•	Loans increased by approximately $34.5 million in the third quarter of 2020 in organic growth.

Net Interest Income and Net Interest Margin

Net interest income was $13.1 million for the third quarter of 2020 and $11.9 million for the same period in 2019. On a comparative quarter basis, the Company’s total interest income was positively affected by increased loan balances due to growth, which was offset by a decreasing yield, a decrease in average securities balances and lower-yielding loans plus the reduction in other earning assets at a lower yield. Average total interest-earning assets were $1.4 billion in the third quarter of 2020 and $1.2 billion for the same period in 2019. The yield on those assets decreased 48 basis points, from 4.98% in the third quarter of 2019 to 4.50% for the same period in 2020. This was primarily due to lower rates on recently originated loans and 1,249 Paycheck Protection Program, or PPP, loans along with deferral modifications on loans due to COVID-19 on a comparative-quarter basis. When compared to the third quarter of 2020, average total interest-earning assets were $1.3 billion in the second quarter of 2020 and $1.4 billion for the third quarter of 2020. The yield on those assets increased 28 basis points, from 4.22% in the second quarter of 2020 to 4.50% for the third quarter of 2020.

The Company’s average interest-bearing liabilities increased by $234.2 million, to $1.1 billion for the quarter ended September 30, 2020, from $818.6 million for the third quarter of 2019. Low-cost savings, NOW and money market deposits increased $275.2 million, while the cost of transactional deposits increased from 0.52% to 0.59%, or 7 basis points, year over year. The cost of total deposits decreased from 1.40% in the third quarter of 2019 to 0.92% in the third quarter of 2020 due to the decrease in the cost of time deposits. During the third quarter of 2020, the Company’s net interest margin was 3.73% and net interest spread was 3.47%. In the third quarter of 2019, net interest margin was 3.94% and net interest spread was 3.46%.

Provision for Loan Losses and Asset Quality

During the third quarter of 2020, the Company recorded a provision for loan losses of $1.6 million, based primarily on loan growth and adjustments to qualitative allowance factors. There was a 0.10% allowance applied to all loan pools for factors related to the potential economic impact of the COVID-19 pandemic. As a result, $129,000 of the $1.6 million provision was attributable to the impact COVID-19 on the reserve’s increase. When the pandemic began, we granted payment deferrals related to the impact of COVID-19 on approximately 497 commercial and consumer loans totaling approximately $240.2 million. As of the date of this release, there are approximately 129 loans totaling $85.7 million remaining on deferral. On a comparative-quarter basis, the Company recorded a provision for loan losses of $231,000 for the third quarter of 2019. In the third quarter of 2020, the Company recorded net charge-offs of $131,000 compared to net charge-offs of $478,000 in the third quarter of 2019. These charge-offs resulted in a net charge-off rate of 0.04% of average loans for the current quarter, compared to a net charge-off rate of 0.19% in the third quarter of 2019.

Non-interest Income

Non-interest income for the quarter ended September 30, 2020 was $1.7 million, an increase of $276,000 from $1.4 million in the third quarter of 2019. Service charges on deposit accounts decreased $51,000, to $257,000 for the quarter ended September 30, 2020, from $308,000 for the third quarter in 2019. Other non-deposit fees and income increased $76,000 from the third quarter of 2019 to the third quarter of 2020. Fees of $255,000 from presold mortgages and $262,000 from non-PPP SBA loans totaled $517,000 in the third quarter of 2020, which represented an increase of $299,000 from the $218,000 of fees in the third quarter of 2019. The Company did not sell any investment securities in the third quarter of 2020 but did have gains of $48,000 in the third quarter of 2019.

Non-interest Expense

Non-interest expenses increased by $1.1 million to $10.1 million for the quarter ended September 30, 2020, from $8.9 million for the same period in 2019. In general, most categories of non-interest expenses increased, primarily due to an increase in the number of branches. The following are highlights of the significant categories of non-interest expenses during the third quarter of 2020 versus the same period in 2019:

•	Personnel expenses increased $618,000 to $5.7 million, due to additional personnel primarily from branch acquisitions and the establishment of new branches.
•	Occupancy expenses decreased $65,000 to $1.0 million, primarily due to additional branches, repairs and maintenance.
•	Foreclosure-related expenses increased $237,000 to $228,000, due to write-down to fair value.
•	Core Deposit Intangible (“CDI”) expense decreased $29,000 to $195,000 due to amortization.
•	Information systems expense increased by $191,000 to $1.0 million due to increased expenses related to a new mobile banking platform, increased number of customer accounts and security cost for the core processing system.
•	Professional fees decreased by $119,000 to $399,000.
•	Deposit insurance expenses increased by $400,000 to $370,000 due to premium increases related to asset growth.

Income Taxes

The Company’s effective tax rate was 21.5% and 22.0% for the quarters ended September 30, 2020 and 2019, respectively.

Balance Sheet

Total assets at September 30, 2020 were $1.8 billion, an increase of $502.3 million or 39.6% from a year earlier. Gross loans at September 30, 2020 were $1.3 billion, up $268.5 million or 26.4% from a year earlier, and total deposits were $1.5 billion, an increase of $485.1 million or 49.1% from a year earlier.

Retail deposits (excluding brokered deposits and internet time deposits) grew at a rate of 87.5% or $499.5 million as of September 30, 2020 compared to the same period in 2019. Deposits increased $97.2 million due to the PPP loan program in 2020. Wholesale deposits decreased from $13.5 million at September 30, 2019 to $4.6 million at September 30, 2020 as we continue emphasizing core deposit growth to replace wholesale deposits.

About Select Bank & Trust Company

Select Bank & Trust has 22 full-service offices in these North Carolina communities: Dunn, Burlington, Charlotte, Clinton, Cornelius (Charlotte area), Elizabeth City, Fayetteville, Franklin, Goldsboro, Greenville, Highlands, Holly Springs (Raleigh area), Leland, Lillington, Lumberton, Morehead City, Raleigh, Sylva, and Wilmington; in the following South Carolina communities: Blacksburg and Rock Hill; and in Virginia Beach, Virginia. Select Bank & Trust also operates three loan production offices in Wilson, Durham and Winston-Salem, North Carolina.

About Select Bancorp, Inc.

Select Bancorp, Inc. is a bank holding company headquartered in Dunn, North Carolina. The Company primarily conducts operations through its wholly owned subsidiary, Select Bank & Trust Company, a North Carolina-chartered commercial bank that provides a full suite of banking services through its offices in North Carolina, South Carolina, and Virginia. The Company’s common stock is listed on the Nasdaq Global Market under the symbol “SLCT”.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release and the accompanying tables are identified as being “non-GAAP financial measures.” In accordance with the rules of the Securities and Exchange Commission, or the SEC, we classify a financial measure as being a non-GAAP (generally accepted accounting principles) financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of operations, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar, or with names similar, to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as shareholders’ equity less goodwill and core deposit intangibles; and (b) tangible book value per share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per share. A reconciliation of tangible book value per share to book value per share is included in the tables that accompany this release.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Important Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, revenue, and expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to anticipated market share growth, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to: the ongoing COVID-19 pandemic and measures intended to prevent its spread, which include wide disruptions to business activity that may impact the financial strength of our borrowers; our ability to manage growth or achieve it at all; substantial changes in financial markets; our ability to obtain the synergies and expense efficiencies anticipated from our acquisition activity and branch divestures and consolidations; regulatory changes; changes in interest rates, including the impact of such changes on our net interest margin; loss of deposits and loan demand to other savings and financial institutions; adverse economic conditions that impact our borrowers’ ability to pay their debts when due, including the rapid rise in unemployment associated with the COVID-19 pandemic; and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

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SELECT BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
		(Dollars in thousands)
ASSETS

Cash and due from banks	$25,068	$24,037	$20,030	$19,110	$20,052
Interest-earning deposits in other banks	249,541	157,521	35,544	50,920	53,093
Certificates of deposit	-	-	-	-	500
Federal funds sold	8,046	9,726	11,673	9,047	10,728
Investment securities available for sale, at Fair Value	87,434	62,958	64,738	72,367	76,941
Loans held for sale	2,945	3,455	1,606	928	1,714
Loans	1,283,457	1,249,999	1,039,514	1,029,975	1,014,928
Allowance for loan losses	(13,561)	(12,054)	(10,586)	(8,324)	(8,056)
NET LOANS	1,269,896	1,237,945	1,028,928	1,021,651	1,006,872

Accrued interest receivable	4,486	4,400	3,839	4,189	3,902
Stock in Federal Home Loan Bank of Atlanta, at cost	3,059	3,059	3,059	3,045	3,045
Other non-marketable securities	718	718	718	719	719
Foreclosed real estate	3,237	3,561	3,737	3,533	1,442
Premises and equipment, net	20,883	20,893	17,868	17,791	18,150
Right of use lease asset	8,756	8,953	8,414	8,596	8,776
Bank owned life insurance	30,271	30,110	29,950	29,789	29,621
Goodwill	41,914	41,914	24,579	24,579	24,579
Core deposit intangible ("CDI")	1,677	1,856	1,431	1,610	1,803
Other assets	14,015	7,854	7,380	7,202	7,697
TOTAL ASSETS	$1,771,946	$1,618,960	$1,263,494	$1,275,076	$1,269,634

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Demand	$408,209	$400,098	$250,031	$240,305	$243,889
Savings	51,629	52,597	41,815	43,128	43,355
Money market and NOW	610,275	495,609	306,051	280,145	283,414
Time	402,667	390,449	384,754	429,260	417,015
TOTAL DEPOSITS	1,472,780	1,338,753	982,651	992,838	987,673

Short-Term Debt	20,000	20,000	20,000	-	-
Long-Term Debt	37,372	37,372	37,372	57,372	57,372
Lease Liability	9,089	9,243	8,669	8,813	8,951
Accrued interest payable	449	457	536	578	596
Accrued expenses and other liabilities	18,889	1,597	2,181	2,700	2,993
TOTAL LIABILITIES	1,558,579	1,407,422	1,051,409	1,062,301	1,057,585

Shareholders' Equity
Common stock	17,787	17,863	18,056	18,330	18,513
Additional paid-in-capital	137,130	137,559	138,788	140,870	142,878
Retained Earnings	56,917	54,460	53,779	52,675	49,634
Common stock issued to deferred compensation trust	(2,352)	(2,553)	(2,791)	(2,815)	(2,730)
Directors' Deferred Compensation Plan Rabbi Trust	2,352	2,553	2,791	2,815	2,730
Accumulated other comprehensive income	1,533	1,656	1,462	900	1,024
TOTAL SHAREHOLDERS' EQUITY	213,367	211,538	212,085	212,775	212,049

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,771,946	$1,618,960	$1,263,494	$1,275,076	$1,269,634

SELECT BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	September 3, 2020	June 30, 2020	March 31, 2020	December 3, 2019	September 3, 2019	December 3, 2019	December 3, 2018
		(Dollars in thousands, except for share amounts)
INTEREST INCOME
Loans	$15,404	$14,086	$13,589	$14,124	$13,924	$54,605	$53,796
Federal funds sold and interest-earning
deposits in other banks	54	33	168	258	581	1,838	1,618
Investments	367	381	421	434	503	2,003	1,421
TOTAL INTEREST INCOME	15,825	14,500	14,178	14,816	15,008	58,446	56,835

INTEREST EXPENSE
Money market, NOW and savings deposits	891	648	348	420	433	1,616	1,339
Time deposits	1,415	1,576	1,931	2,075	2,248	8,061	6,293
Short-term debt	145	141	87	6	4	62	328
Long-term debt	263	281	352	447	455	1,817	1,490
TOTAL INTEREST EXPENSE	2,714	2,646	2,718	2,948	3,140	11,556	9,450

NET INTEREST INCOME	13,111	11,854	11,460	11,868	11,868	46,890	47,385

PROVISION FOR (RECOVERY OF) LOAN LOSSES	1,638	1,933	2,273	302	231	438	(156)

NET INTEREST INCOME AFTER PROVISION
FOR (RECOVERY OF) LOAN LOSSES	11,473	9,921	9,187	11,566	11,637	46,452	47,541

NON-INTEREST INCOME
Fees on the sale of mortgages	517	355	293	148	218	753	497
Gain on securities	-	-	-	-	48	48	-
Service charges on deposit accounts	257	206	338	303	308	1,161	1,124
Other fees and income	950	850	813	995	874	3,457	3,080
TOTAL NON-INTEREST INCOME	1,724	1,411	1,444	1,446	1,448	5,419	4,701

NON-INTEREST EXPENSE
Personnel	5,742	5,786	5,632	5,152	5,124	20,278	18,304
Occupancy and equipment	1,008	986	931	973	1,073	3,695	3,666
Deposit insurance	370	76	(12)	19	(30)	184	628
Professional Fees	399	451	372	503	518	1,886	1,394
CDI amortization	179	195	179	193	208	825	1,016
Merger/acquisition related expenses	7	709	39	171	128	406	1,826
Information systems	1,043	972	1,038	974	852	3,492	3,372
Foreclosed-related expenses	228	187	5	109	(9)	140	115
Other	1,091	1,140	1,063	1,000	1,067	4,234	4,229
TOTAL NON-INTEREST EXPENSE	10,067	10,502	9,247	9,094	8,931	35,140	34,550

INCOME BEFORE INCOME TAXES	3,130	830	1,384	3,918	4,154	16,731	17,692

INCOME TAXES	673	149	280	877	915	3,696	3,910
NET INCOME	$2,457	$681	$1,104	$3,041	$3,239	$13,035	$13,782
NET INCOME PER COMMON SHARE OUTSTANDING
Basic	$0.14	$0.04	$0.06	$0.17	$0.17	$0.69	$0.87
Diluted	$0.14	$0.04	$0.06	$0.16	$0.17	$0.68	$0.87

WEIGHTED AVERAGE COMMON
Basic Outstanding Shares	17,847,913	18,013,863	18,255,351	18,414,393	19,028,572	19,016,808	15,812,585
Diluted Outstanding Shares	17,866,822	18,030,136	18,287,064	18,460,118	19,073,235	19,063,237	15,877,633

Select Bancorp, Inc.

Asset quality

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018
	(Dollars in thousands, except for share amounts, unaudited)
Non-accrual loans	$7,695	$7,979	$7,201	$5,941	$9,083	$5,941	$7,257
Accruing TDRs	6,044	6,420	5,619	6,207	6,477	6,207	4,378
Total non-performing loans	13,739	14,399	12,820	12,148	15,560	12,148	11,635
Foreclosed real estate	3,237	3,561	3,737	3,533	1,442	3,533	1,088
Total non-performing assets	$16,976	$17,960	$16,557	$15,681	$17,002	$15,681	$12,723

Accruing loans past due 90 days or more	$1,548	$1,326	$1,182	$1,231	$2,296	$1,231	$3,167
Allowance for loan losses	$13,561	$12,054	$10,586	$8,324	$8,056	$8,324	$8,669

Non-performing loans to period ending loans	1.07%	1.15%	1.23%	1.18%	1.53%	1.18%	1.18%
Non-performing loans ? accruing loans past
due 90 days or more to period ending loans	1.19%	1.26%	1.35%	1.30%	1.76%	1.30%	1.50%
Allowance for loans to period end loans	1.06%	0.96%	1.02%	0.81%	0.79%	0.81%	0.88%
Allowance for loans to non-performing loans	99%	84%	83%	69%	52%	69%	75%
Allowance for loans to non-performing Assets	80%	67%	64%	53%	47%	53%	68%
Allowance for loans to non-performing Assets
and accruing loans past due 90 days or more	73%	63%	60%	49%	42%	49%	55%
Non-performing assets to total assets	0.96%	1.11%	1.31%	1.23%	1.34%	1.23%	1.01%
Non-performing assets to accruing loans
past due 90 days or more to total assets	1.05%	1.19%	1.40%	1.33%	1.52%	1.33%	1.26%

SELECT BANCORP, INC.

Reconciliation of GAAP to Non-GAAP Measures

($ in thousands, except per share data, unaudited)

	For the Three Months Ended					For the Twelve Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018
Net interest margin:
Net Interest Margin-tax equivalent(1)	$13,141	$11,883	$11,489	$11,901	$11,903	$47,037	$47,535
Purchased loan accretion and early payoff charges	(455)	(620)	(105)	(226)	(210)	(904)	(3,051)
Net Interest Margin(2) (Non-GAAP)	$12,686	$11,263	$11,384	$11,675	$11,693	$46,133	$44,484

Loans receivable interest income:
Loans receivable interest income	$15,404	$14,086	$13,589	$14,124	$13,924	$54,645	$53,822
Purchased loan accretion and early payoff charges	(455)	(620)	(105)	(226)	(210)	(904)	(3,051)
Loans receivable interest income (Non-GAAP)	$14,949	$13,466	$13,484	$13,898	$13,714	$53,741	$50,771

Acquired and non-acquired loans:
Acquired loans recievable	$199,794	$213,466	$122,363	$129,595	$141,765	$129,595	$186,243
Non-acquired loans receivable	1,083,663	1,036,533	917,151	900,380	873,163	900,380	799,797
Total gross loans receivable	$1,283,457	$1,249,999	$1,039,514	$1,029,975	$1,014,928	$1,029,975	$986,040
% Acquired	15.6%	17.1%	11.8%	12.6%	14.0%	12.6%	18.9%

Non-acquired loans	1,083,663	1,036,533	917,151	900,380	873,163	900,380	799,797
Allowance for loan losses	13,561	12,054	10,586	8,324	8,056	8,324	8,669
Allowance for loan losses to non-acquired loans (Non-GAAP)	1.25%	1.16%	1.15%	0.92%	0.92%	0.92%	1.08%

Total gross loan receivable	1,283,457	1,249,999	1,039,514	1,029,975	1,014,928	1,029,975	986,040
Allowance for loan losses	13,561	12,054	10,586	8,324	8,056	8,324	8,669
Allowance for loan losses to total gross loans receivable	1.06%	0.96%	1.02%	0.81%	0.79%	0.81%	0.88%

For Periods Ended

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	December 31, 2019	December 31, 2018
Tangible common equity
Total shareholders' equity	$213,367	$211,538	$212,085	$212,775	$212,049	$212,775	$209,611
Adjustment:
Goodwill	41,914	41,914	24,579	24,579	24,579	24,579	24,579
Core deposit intangibles	1,677	1,856	1,431	1,610	1,803	1,610	2,085
Tangible common equity	$169,776	$167,768	$186,075	$186,586	$185,667	$186,586	$182,947
Common shares outstanding(3)	17,786,552	17,862,554	18,055,692	18,330,058	18,513,078	18,330,058	19,311,505
Book value per common share(4)	$12.00	$11.84	$11.75	$11.61	$11.45	$11.61	$10.85
Tangible book value per common share(5)	$9.55	$9.39	$10.31	$10.18	$10.03	$10.18	$9.47

(1)	Net interest margin-tax equivalent reflects tax-exempt income on a tax-equivalent basis.
(2)	Net interest margin-core and yield on loans - core excludes the impact of purchase accounting accretion, loan payoff charges and related deferred fees recognized related to early loan repayments.
(3)	Excludes the dilutive effect of common stock issuable upon exercise of stock options.
(4)	We calculate book value per common share as shareholders' equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.
(5)	We calculate the tangible book value per common share as total shareholders' equity less goodwill, preferred stock and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period.

Select Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	For the Quarter Ended					For the Year Ended

	September 30,	June 30,	March 31,	December 31,	September 30,	December 31,	December 31,	December 31,
	2020	2020	2020	2019	2019	2019	2018	2017

Summary of Operations:
Total interest income	$15,825	$14,500	$14,178	$14,816	$15,008	$58,446	$56,835	$39,617
Total interest expense	2,714	2,646	2,718	2,948	3,140	11,556	9,450	5,106
Net interest income	13,111	11,854	11,460	11,868	11,868	46,890	47,385	34,511
Provision for loan losses	1,638	1,933	2,273	302	231	438	(156)	1,367
Net interest income after provision	11,473	9,921	9,187	11,566	11,637	46,452	47,541	33,144
Noninterest income	1,724	1,411	1,444	1,446	1,448	5,419	4,701	3,072
Merger/acquisition related expenses	7	709	39	171	128	406	1,826	2,166
Noninterest expense	10,060	9,793	9,208	8,923	8,803	34,734	32,724	25,153
Income before income taxes	3,130	830	1,384	3,918	4,154	16,731	17,692	8,897
Provision for income taxes	673	149	280	877	915	3,696	3,910	5,712
Net Income	2,457	681	1,104	3,041	3,239	13,035	13,782	3,185
Dividends on Preferred Stock	-	-	-	-	-	-	-	-
Net income available to common shareholders	$2,457	$681	$1,104	$3,041	$3,239	$13,035	$13,782	$3,185

Share and Per Share Data:
Earnings per share - basic	$0.14	$0.04	$0.06	$0.17	$0.17	$0.69	$0.87	$0.27
Earnings per share - diluted	$0.14	$0.04	$0.06	$0.16	$0.17	$0.68	$0.87	$0.27
Book value per share	$12.00	$11.84	$11.75	$11.61	$11.45	$11.61	$10.85	$9.72
Tangible book value per share(1)	$9.55	$9.39	$10.31	$10.18	$10.03	$10.18	$9.47	$7.72
Ending shares outstanding	17,786,552	17,862,554	18,055,692	18,330,058	18,513,078	18,330,058	19,311,505	14,009,137
Weighted average shares outstanding:
Basic	17,847,913	18,134,607	18,255,351	18,414,393	19,028,572	19,016,808	15,812,585	11,763,050
Diluted	17,866,822	18,157,992	18,287,064	18,460,118	19,073,235	19,063,237	15,877,633	11,826,977

Selected Performance Ratios:
Return on average assets(2)	0.58%	0.18%	0.35%	0.95%	0.99%	1.03%	1.12%	0.35%
Return on average equity(2)	4.56%	1.28%	2.07%	5.67%	5.93%	6.08%	8.51%	2.93%
Net interest margin	3.73%	3.45%	4.03%	4.05%	3.94%	4.04%	4.19%	4.09%
Efficiency ratio(3)	67.82%	73.83%	71.36%	67.02%	66.11%	66.40%	62.83%	66.93%

Period End Balance Sheet Data:
Gross loans	$1,283,457	$1,249,999	$1,039,514	$1,029,975	$1,014,928	$1,029,975	$986,040	$982,626
Total interest-earning assets	1,429,614	1,222,416	1,137,010	1,167,857	1,153,612	1,167,857	1,119,344	1,063,322
Goodwill	41,914	41,914	24,579	24,579	24,579	24,579	24,579	24,904
Core deposit intangible	1,677	1,856	1,431	1,610	1,803	1,610	2,085	3,101
Total assets	1,771,946	1,618,960	1,263,494	1,275,076	1,269,634	1,275,076	1,258,525	1,194,135
Deposits	1,472,780	1,338,753	982,651	992,838	987,673	992,838	980,427	995,044
Short-term debt	20,000	20,000	20,000	-	-	-	7,000	28,279
Long-term debt	37,372	37,372	37,372	57,372	57,372	57,372	57,372	19,372
Shareholders' equity	213,367	211,538	212,085	212,775	212,049	212,775	209,611	136,115

Selected Average Balances:
Gross Loans	$1,255,027	$1,193,985	$1,020,630	$1,017,750	$1,013,331	$1,004,051	$987,634	$732,089
Total interest-earning assets	1,403,106	1,321,172	1,147,631	1,166,758	1,197,266	1,164,149	1,119,344	813,773
Core Deposit Intangible	1,743	1,529	1,507	1,680	1,878	1,812	2,547	640
Total Assets	1,683,174	1,520,278	1,255,943	1,272,475	1,300,137	1,268,728	1,228,576	898,943
Deposits	1,399,840	1,237,343	972,162	989,721	1,013,504	981,132	989,838	738,310
Short-term debt	20,000	20,000	12,747	-	-	3,414	21,393	34,523
Long-term debt	37,438	37,438	44,625	57,372	57,372	57,372	49,357	14,239
Shareholders' equity	214,277	213,796	214,502	212,849	216,556	214,324	161,953	108,709

Asset Quality Ratios:
Nonperforming loans(4)	$13,739	$14,399	$12,820	$12,148	$15,560	$12,148	$11,635	$6,978
Other real estate owned	3,237	3,561	3,737	3,533	1,442	3,533	1,088	1,258
Allowance for loan losses	13,561	12,054	10,586	8,324	8,056	8,324	8,669	8,835
Nonperforming loans(4) to period-end loans	1.07%	1.15%	1.23%	1.18%	1.53%	1.18%	1.18%	0.71%
Allowance for loan losses to period-end loans	1.06%	0.96%	1.02%	0.81%	0.79%	0.81%	0.88%	0.90%
Delinquency ratio(5)	0.17%	0.22%	0.43%	0.34%	0.09%	0.34%	0.19%	0.48%
Net loan charge-offs (recoveries) to average loans(2)	0.04%	0.16%	0.00%	0.01%	0.19%	0.08%	0.00%	0.13%

(1)	Tangible book value per share (a non GAAP measure) is equal to total shareholders’ equity less goodwill and core deposit intangibles, divided by the number of outstanding shares of our common stock at the end of the relevant period. Please refer to the table above for a reconciliation of this non-GAAP measure.
(2)	Annualized.
(3)	Efficiency ratio is calculated as a non-interest expenses divided by the sum of net interest income and non-interest income.
(4)	Nonperforming loans consist of non-accrural loans and accruing TDR loans.
(5)	Delinquency Ratio includes loans 30-89 days past due and excludes non-accrual loans.